                                                                 Exhibit 99.34

KeraVision Announces Preliminary Fourth Quarter Revenues and  1999 Procedure
Volume

Investments in U.S. market development to increase next year

FREMONT, CA (December 21, 1999) - Announcing that the company surpassed the 2,000-procedure mark since receiving
FDA approval for IntacsT in April 1999, KeraVision (Nasdaq:
KERA), the vision correction company, said Intacs-related surgical instrument sales will be lower in the fourth quarter of 1999 compared to the third quarter. Revenues for the quarter are expected to be in the range of $1.8 million to $2.2 million. The company also announced that it trained more than 600 surgeons in the Intacs procedure during 1999 - three times KeraVision's original surgeon-training goal.

KeraVision Chairman and Chief Executive Officer Thomas M.
Loarie said, "Our goal is to build procedure volume. In the fourth quarter, KeraVision moved from training surgeons and selling start-up instrument kits to creating models that are designed to integrate Intacs into surgeons' practices and make Intacs the procedure of choice for mild myopia in these practices. We also intend to support our core surgeon group with cooperative advertising."

The company said that since the commercial launch of Intacs in the U.S., clinical outcomes for Intacs users - including visual recovery, high levels of acuity and minor patient discomfort - appear to be generally consistent with clinical results obtained in U.S. clinical trials for Intacs, based on initial tracking analysis.

During the fourth quarter, more than 160 surgeons were trained in the Intacs procedure, bringing the total number since April 1999 to over 600 trained surgeons (vs. 200 as originally planned). Most of the 160 were "associate" surgeons, meaning they belong to medical provider groups that already purchased surgical instruments for all of their associate doctors. As a result, associates generate less revenue than "primary" surgeons who pay for start-up instrument kits.

Loarie said a number of marketing programs were initiated during the quarter by KeraVision's new president and chief operating officer, John Galantic, who joined from SmithKline-Beecham in August. These include hiring additional practice integration specialists to lead surgeons and their employees through a process designed to make Intacs the procedure of choice for mild myopia at all levels of the practice. Other initiatives underway include cooperative advertising programs and an Internet program to educate consumers and connect them with Intacs surgeons.

Meanwhile, the company took steps during the fourth quarter to begin eliminating a backlog of unproctored surgeons. For quality control purposes, KeraVision requires surgeons to perform a series of Intacs procedures under the supervision of an Intacs proctor. The company hired additional proctors to reduce the backlog.

KeraVision plans to disclose more details about these and other marketing initiatives when fourth quarter and year-end revenues are announced, which is scheduled to take place in early February 2000.

KeraVision, founded in 1986, is the developer of Intacs, the first FDA-approved non-laser option for surgically treating mild myopia (nearsightedness). Intacs are a safe and effective alternative to eyeglasses, contact lenses and vision correction surgeries that permanently alter the eye's central optical zone. The company's patented technology platform is also being developed for the possible treatment of other common vision problems including mild hyperopia (farsightedness) and astigmatism.

Except for the historical information, the matters discussed in this news release are forward-looking statements. Actual results may differ materially due to a variety of factors, including market acceptance of KeraVision Intacs, complications relating to the product or the surgical procedure, competitive products and technologies, and other risk factors described under the heading "Risk Factors Affecting the Company, Its Business and Its Stock Price" contained in Form 10-Q for the quarter ended Sept. 30, 1999, and under the heading "Risk Factors" in the registration statement on Form S-3 dated Aug. 12, 1998, as well as in other SEC filings.

# # #

Note to Editors: Intacs are a registered trademark or trademark of KeraVision, Inc. in the U.S. and foreign countries

Contact:

KeraVision, Inc., Fremont
Mark Fischer-Colbrie, 510/353-3000 (Investors)
Mick Taylor, 510/353-3075 (Media)
www.keravision.com
Fax on Demand, 800/448-8559